Exhibit 99.1

Marsh McLennan 1166 Avenue of the Americas New York, New York, 10036-2774 T +212 345 5000 www.marshmclennan.com

News release

Media contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

MARSH McLENNAN ANNOUNCES PRICING OF $1 BILLION SENIOR NOTES OFFERING

NEW YORK, October 24, 2022 — Marsh McLennan (NYSE: MMC) (the “Company”) announced today that it has priced $500,000,000 aggregate principal amount of its 5.750% Senior Notes due 2032 (the “2032 Notes”) and $500,000,000 aggregate principal amount of its 6.250% Senior Notes due 2052 (the “2052 Notes” and, together with the 2032 Notes, the “Notes”). The Company intends to use the net proceeds from the Notes offering for general corporate purposes, which may include the repayment or redemption of the $350,000,000 outstanding aggregate principal amount of its 3.300% Senior Notes due March 14, 2023 (the “2023 Notes”). The closing of the Notes offering is expected to occur on October 31, 2022, subject to the satisfaction of certain customary closing conditions. This press release does not constitute a notice of redemption with respect to, or an offer to purchase, the 2023 Notes.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as joint book-running managers for the 2032 Notes, and Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the 2052 Notes.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission (the “SEC”). The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering. Before you invest, you should read the prospectus supplement and the base prospectus for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov; alternatively, copies may be obtained from: (i) Deutsche Bank Securities Inc., Attn: Debt Capital Market Syndicate, 1 Columbus Circle, New York, New York 10019, telephone: 1-800-503-4611, (ii) J.P. Morgan Securities LLC, Attn: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10179, telephone 1-212-834-4533, (iii) Goldman Sachs & Co. LLC, Attn: Registration Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526 or (iv) Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, telephone 1-800-645-3751, or by email at wfscustomerservice@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Marsh McLennan

Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 86,000 colleagues advise clients in 130 countries. With annual revenue of approximately $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients.

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